Mail Stop 4561
									November 18, 2005

Mr. Carl E. Berg
Chief Executive Officer
Mission West Properties, Inc.
10050 Bandley Drive
Cupertino, CA 95014

      Re:	Mission West Properties, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
		Forms 10-Q for Fiscal Quarters Ended
      March 31, 2005 and June 30, 2005
		File No. 0-25235

Dear Mr. Berg:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



							Sincerely,



Josh Forgione
Staff Accountant